UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                         Suburban Ostomy Supply Co. Inc.
                         -------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                    008644711
                                    ---------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   2   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   3   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832  shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   4   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   5   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   6   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Subordinated Debt Fund, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   7   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners SD, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   8   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   9   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   10   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   11   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   12   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   13   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   14   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   15   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 35 Pages



CUSIP   No.   008644711                13G                 PAGE   16   OF   35


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,934,832 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,934,832 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,934,832 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                37.8%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 35 Pages






                                  Schedule 13G


Item 1(a).        Name of Issuer:  Suburban Ostomy Supply Co. Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  75 October Hill Road, Holliston, MA 01746

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, and Walter G. Kortschak.

                  Summit  Partners  III,  L.P.  is the sole  general  partner of
                  Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit
                  Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P.

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit
                  Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c).        Citizenship:   Each  of  Summit  Ventures  III,  L.P.,  Summit
                  Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest,
                  Jacquet, Evans, Roberts, and Kortschak is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value per share.

Item 2(e).        CUSIP Number:008644711



                               Page 17 of 35 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   [    ]      Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)   [    ]      Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c)   [    ]      Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d)   [    ]      Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)   [    ]      Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)   [    ]      Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [    ]      Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [    ]      Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,934,832 shares of Common Stock as of December 31, 1996. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 3,934,832 shares of Common Stock as of December 31, 1996.



                               Page 18 of 35 Pages



                        As of December 31, 1996, Summit Ventures III, L.P. was the record holder of 3,357,510 shares of Common Stock. As of December 31, 1996, Summit Investors II, L.P. was the record holder of 78,696 shares of Common Stock. As of December 31, 1996, Summit Subordinated Debt Fund, L.P. was the record holder of 498,626 shares of Common Stock. The shares held of record by Summit Ventures III, L.P. Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,934,832 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, and Kortschak may be deemed to own beneficially 3,934,832 shares of Common Stock.

      (b) Percent of Class:

                        Summit Ventures III, L.P.: 37.8%
                        Summit Partners III, L.P.: 37.8%
                        Stamps, Woodsum & Co. III: 37.8%
                        Summit Subordinated Debt Fund, L.P.:  37.8%
                        Summit Partners SD, L.P.:  37.8%
                        Summit Investors II, L.P.: 37.8%
                        E. Roe Stamps, IV: 37.8%
                        Stephen G. Woodsum: 37.8%
                        Martin J. Mannion: 37.8%
                        John A. Genest: 37.8%
                        Gregory M. Avis: 37.8%
                        Ernest K. Jacquet: 37.8%
                        Bruce R. Evans: 37.8%
                        Walter G. Kortschak: 37.8%
                        Thomas S. Roberts: 37.8%


      The foregoing percentages are calculated based on the 10,415,750 shares of Common Stock reported to be outstanding at November 22, 1996 in an Annual Report on Form 10-K405/A for the fiscal year ended August 31, 1996.

      (c)               Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person



                               Page 19 of 35 Pages


                        (ii)   shared power to vote or to direct the vote:

                                    Summit Ventures III, L.P.: 3,934,832 shares
                                    Summit Partners III, L.P.: 3,934,832 shares
                                    Stamps, Woodsum & Co. III: 3,934,832 shares
                                    Summit Investors II, L.P.: 3,934,832 shares
                                    Summit Subordinated Debt Fund, L.P.:
                                    3,934,832 shares
                                    Summit Partners SD, L.P.: 3,934,832 shares
                                    E. Roe Stamps, IV: 3,934,832 shares
                                    Stephen G. Woodsum: 3,934,832 shares
                                    Martin J. Mannion: 3,934,832 shares
                                    John A. Genest: 3,934,832 shares
                                    Gregory M. Avis: 3,934,832 shares
                                    Ernest K. Jacquet: 3,934,832 shares
                                    Bruce R. Evans: 3,934,832 shares
                                    Walter G. Kortschak: 3,934,832 shares
                                    Thomas S. Roberts: 3,934,832 shares

                        (iii) sole power to dispose or direct the disposition of:

                                    0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                                    Summit Ventures III, L.P.: 3,934,832 shares
                                    Summit Partners III, L.P.: 3,934,832 shares
                                    Stamps, Woodsum & Co. III: 3,934,832 shares
                                    Summit Investors II, L.P.: 3,934,832 shares
                                    Summit Subordinated Debt Fund, L.P.:
                                    3,934,832 shares
                                    Summit Partners SD, L.P.: 3,934,832 shares
                                    E. Roe Stamps, IV: 3,934,832 shares
                                    Stephen G. Woodsum: 3,934,832 shares
                                    Martin J. Mannion: 3,934,832 shares
                                    John A. Genest: 3,934,832 shares
                                    Gregory M. Avis: 3,934,832 shares
                                    Ernest K. Jacquet: 3,934,832 shares
                                    Bruce R. Evans: 3,934,832 shares
                                    Walter G. Kortschak: 3,934,832 shares
                                    Thomas S. Roberts: 3,934,832 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Suburban Ostomy Supply Co. Inc., except in the case of Summit Ventures III, L.P., for the 3,357,510 shares which it holds or record, in the case of Summit Subordinated Debt Fund, L.P., for the 498,626 shares which it holds of



                               Page 20 of 35 Pages


                  record, and in the case of Summit Investors II, L.P., for the 78,696 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 21 of 35 Pages


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 14, 1997

SUMMIT VENTURES III, L.P.                   SUMMIT SUBORDINATED DEBT
                                            FUND, L.P.
By:   Summit Partners III, L.P.             By:      Summit Partners SD, L.P.

By:   Stamps, Woodsum & Co. III             By:      Stamps, Woodsum & Co. III

                                            By:               *
                                                     ---------------------------
      By:          *                                 E. Roe Stamps, IV
         ----------------------                      General Partner
         E. Roe Stamps, IV
         General Partner
                                            SUMMIT PARTNERS SD, L.P.
SUMMIT INVESTORS II, L.P.
                                            By:      Stamps, Woodsum & Co. III

By: /s/ John A. Genest                      By:               *
   -----------------------                           ---------------------------
       General Partner                               E. Roe Stamps, IV
                                                     General Partner

SUMMIT PARTNERS III, L.P.                   STAMPS, WOODSUM & CO. III

By:   Stamps, Woodsum & Co. III

      By:           *                       By:         *
         ----------------------                -----------------------
         E. Roe Stamps, IV                     E. Roe Stamps, IV
         General Partner                       General Partner




                               Page 22 of 35 Pages




                                                                   *
                                                         -----------------------
                                                         Walter G. Kortschak


                                                                   *
                                                         -----------------------
                                                         E. Roe Stamps, IV


                                                                   *
                                                         -----------------------
                                                         Stephen G. Woodsum


                                                                   *
                                                         -----------------------
                                                         Gregory M. Avis


                                                                   *
                                                         -----------------------
                                                         Martin J. Mannion


                                                          /s/ John A. Genest
                                                         -----------------------
                                                         John A. Genest


                                                                   *
                                                         -----------------------
                                                         Ernest K. Jacquet


                                                                   *
                                                         -----------------------
                                                         Bruce R. Evans


                                                                   *
                                                         -----------------------
                                                         Thomas S. Roberts


                                                         *By: /s/ John A. Genest
                                                              ------------------
                                                                John A. Genest,
                                                               Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                               Page 23 of 35 Pages



                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Suburban Ostomy Supply Co. Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 14th day of February, 1997.

SUMMIT VENTURES III, L.P.                   SUMMIT PARTNERS SD, L.P.

By:   Summit Partners III, L.P.             By:      Stamps, Woodsum & Co. III

By:   Stamps, Woodsum & Co. III
                                                      By:          *
      By:            *                                   ----------------------
         --------------------                            E. Roe Stamps, IV
         E. Roe Stamps, IV                               General Partner
         General Partner


SUMMIT INVESTORS II, L.P.                   SUMMIT PARTNERS III, L.P.

                                            By:      Stamps, Woodsum & Co. III

By: /s/ John A. Genest                                  By:          *
    -------------------------                           -----------------------
      General Partner                                   E. Roe Stamps, IV
                                                        General Partner

SUMMIT SUBORDINATED DEBT                    STAMPS, WOODSUM & CO. III
FUND, L.P.

By:   Summit Partners SD, L.P                        By:          *
                                                        -----------------------
                                                        E. Roe Stamps, IV
By:   Stamps, Woodsum & Co. III                         General Partner


      By:        *
         ---------------------
         E. Roe Stamps, IV
         General Partner




                               Page 24 of 35 Pages


                                                                 *
                                                         ----------------------
                                                         E. Roe Stamps, IV

                                                                 *
                                                         ----------------------
                                                         Stephen G. Woodsum

                                                                 *
                                                         ----------------------
                                                         Gregory M. Axis

                                                                 *
                                                         ----------------------
                                                         Martin J. Mannion

                                                           /s/ John S. Genest
                                                         ----------------------
                                                         John A. Genest


                                                         ----------------------
                                                         Ernest K. Jacquet

                                                                 *
                                                         ----------------------
                                                         Bruce R. Evans

                                                                 *
                                                         ----------------------
                                                         Walter G. Kortschak

                                                                 *
                                                         ----------------------
                                                         Thomas S. Roberts


                                                         *By: /s/ John A. Genest
                                                             -------------------
                                                               John A. Genest,
                                                              Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                               Page 25 of 35 Pages


                                                                       Exhibit 2
                                                                       ---------

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum &
Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                               Page 26 of 35 Pages









     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ E. Roe Stamps, IV
                                             -----------------------------------
                                             E. Roe Stamps

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On  this  10th  day  of February,  1997,  before me personally  came E. Roe
Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]

                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 27 of 35 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Stephen G. Woodsum
                                             -----------------------------------
                                             Stephen G. Woodsum

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On  this  10th  day  of February,  1997,  before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]

                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public


                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 28 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Martin J. Mannion
                                             -----------------------------------
                                             Martin J. Mannion

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public


                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 29 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ John A. Genest
                                             -----------------------------------
                                             John A. Genest

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]

                                               Notary Public


                                               My Comission expires:




                               Page 30 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Gregory M. Avis
                                             -----------------------------------
                                             Gregory M. Avis

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On  this  3rd  day  of  February,  1997,  before me personally came Gregory
M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 31 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Ernest K. Jacquet
                                             -----------------------------------
                                             Ernest K. Jacquet

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Ernest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 32 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Thomas S. Roberts
                                             -----------------------------------
                                             Thomas S. Roberts

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 33 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Bruce R. Evans
                                             -----------------------------------
                                             Bruce R. Evans

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 34 of 35 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Walter G. Kortschak
                                             -----------------------------------
                                             Walter G. Kortschak

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Walter G. Kortschak known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 35 of 35 Pages